UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 29, 2006

KINDER MORGAN, INC.
(Exact name of registrant as specified in its charter)

Kansas (State or other jurisdiction of incorporation)	1-06446 (Commission File Number)	48-0290000 (I.R.S. Employer Identification No.)

500 Dallas Street, Suite 1000
Houston, Texas 77002
(Address of principal executive offices, including zip code)

713-369-9000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On May 29, 2006, Kinder Morgan, Inc. (“KMI”) announced that its board of directors had received a proposal from a group of investors led by Richard D. Kinder, Chairman and CEO of KMI, to acquire all of the outstanding shares of KMI for $100 per share in cash.

KMI’s board of directors has formed a special committee of independent directors to consider the proposal. The committee will retain independent financial advisors and legal counsel to assist it in its work. The board of directors cautioned that it has only received the proposal and that no decisions have been made by the board of directors with respect to KMI’s response to the proposal. There can be no assurance that any definitive offer will be made, that any agreement will be executed, or that this or any other transaction will be approved or consummated.

A copy of the press release is filed as Exhibit 99.1 to this Form 8-K and incorporated into this Item 8.01 by reference. The press release sets out the text of the proposal letter to the KMI board of directors and also includes a copy of a “highly confident” letter from Goldman, Sachs & Co. and Goldman Sachs Credit Partners L.P. to the investor group.

Item 9.01.  Financial Statements and Exhibits.

(c)

Exhibits.

99.1

Press Release, dated May 29, 2006, issued by KMI.

S I G N A T U R E

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINDER MORGAN, INC.

Dated: May 29, 2006	By:	/s/ Joseph Listengart
Joseph Listengart Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated May 29, 2006, issued by KMI.